Purchase of Stock

Ron Osborne ("Osborne") owns a one hundred percent (100%) of the issued and outstanding shares of common stock of Salus_Novus, Inc., a Nebraska corporation ("Salus"); and

The total number of issued and outstanding shares of the Salus consists of Ten Thousand (10,000) shares; and

Allies Limited, a Nevada corporation ("Allies") desires to purchase from Salus or Osborne, and Salus and Osborne desire to sell to Allies, Four Thousand (4,000) shares of common capital stock of Salus ("Shares"). Such Four Thousand (4,000) Shares shall consist of forty percent (40%) of the ownership interest in and to Salus, upon the terms and conditions hereinafter provided.

Now, therefore, for and in consideration of the following and the respective covenants, agreements, representations and warranties herein, the parties agree as follows:

1. Purchase of Stock: On the conditions herein set forth, Salus or Osborne will sell and Allies will purchase the Shares that represent forty percent (40%), fully diluted, of Salus (the "Shares"). The Shares shall be subject to pre-emptive rights. There shall be no additional shares of stock issued without the express approval of Allies. Nothing herein shall prohibit Ron Osborne from transferring his shares to any key employees or consultants of Salus or to his family members.

2. Board of Directors. The Board of Directors of Salus shall not exceed five (5) and Allies shall be able to appoint two (2) members to serve.

3. Purchase Price. Allies will purchase the Shares for Four Hundred Thousand Dollars ($400,000), which shall be paid to Salus and included in its equity as follows:

a. $ 25,000 will be paid upon execution of this Agreement;

b. The balance will be paid in 12 payments of $31,250 beginning February 1, 2010 or earlier as based upon an agreed upon operating budget.

All amounts paid by Allies shall be paid to Salus and shall be used for the corporate expenses and business operations.

4. Accounting. Salus shall utilize Steier & Associates, Ltd. for all accounting services. The fee for services shall be mutually agreeable.

5. Monthly Meetings. There shall be periodic meetings of the sr. management team no less than monthly. Representatives of Allies shall be allowed to attend all meetings.

6. Future Capital Need and Financings. In the event it is determined in the best interest of Salus to raise additional capital or enter into any agreement with venture capitalists or investment bankers. Allies shall be the exclusive agent of Salus for those purposes. No loans shall be allowed by Salus, whether as lender or borrower, without the prior written approval of Allies.

7. Salus's and Osborne's Warranties and Representations. Salus and Osborne warrant and represent to Allies as follows:

a. Upon issuance if the Shares, Allies will own Forty Percent (40%) of the issued and outstanding equity, ownership and stock of Salus, without limitation and with full pre-emptive rights; and further will not have its interest diluted without written approval of Allies.

b. The assets of Salus would include, but not be limited to, all tangible and intangible property, including without limitation all concepts, plans, ideas and intellectual property included in the proposed interactive social health network, and all concepts regarding the use of the same for business purposes, including trade names, trademarks, web sites, URL's, telephone numbers, goodwill and the like owned and used by Salus in the operation of its current and future business.

c. Salus and Osborne have full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby in the manner herein provided. This Agreement, assuming due execution by the parties, constitutes and, when executed and delivered, the agreements and instruments referred to herein to be executed by Salus and Osborne will constitute, legal, valid and binding obligations of Salus and Osborne, enforceable against each in accordance with their respective terms.

d. At closing, all Shares sold hereunder shall be delivered free and clear of all liens.

e. There are no agreements signed by Salus that commits Salus to expend more than $10,000, except as set forth on Exhibit "A" attached hereto and by this reference incorporated herein.

f. That upon delivery of the stock certificates representing the Salus, Salus and Osborne will have transferred to Allies valid title to such Shares, free of all claims, liens, charges, encumbrances and equities. Such stock ownership is not subject to any restriction contained in any agreement, instrument, order, judgment or decree which would prevent the consummation of the purchase and sale of said stock ownership, or of which the consummation of the purchase and sale of said shares would constitute a violation or default.

g. Neither Salus or Osborne have any knowledge, nor reason to know, of any pending legislation, ordinance or regulation that, if adopted or enacted, or any threatened or pending claim made by a third party, or any other material fact that would have a material adverse effect upon the business or products of Salus.

All representations, warranties, or statements made or delivered by Salus or Osborne pursuant hereto, upon which Allies has materially relied, shall survive the Closing of the purchase and sale of the Shares.

8. Transfer of Shares. As soon as possible after Closing, Salus shall:

a. Convey title to the Shares to Allies by delivery of either the stock certificate evidencing such shares or a Stock Power, in form and substance satisfactory to Allies; and

b. provide such other documentation as may be reasonably required by Allies to convey clear title of the Shares to Allies

9. Closing. The closing shall occur upon execution of this Agreement by all parties.

10. Expenses: The parties hereto acknowledge that no broker or finder is entitled to any brokerage or finder's fees or other commission in connection with the proposed acquisition contemplated herein. Each party shall bear its respective costs and expenses with respect to the negotiation, preparation and execution of the Agreement and all other agreements in connection therewith and no party shall have any liability to the other for such expenses.

11. Notice: Any notice required or permitted by this Agreement shall be effectively delivered, for all purposes, upon deposit, postage prepaid, registered and certified mail, return receipt requested, in the United States mail, addressed as follows:

To Osborne or Salus:	Ron Osborne
14967 Fowler Avenue
Omaha, Nebraska 68116

To Allies:	Theodore Pysh
c/o Allies Limited
12020 Shamrock Plaza, Suite 220
Omaha, Nebraska 68154

or to such other address as either party may, by notice in writing to the other, furnish for purposes of notice hereunder.

12. Confidentiality: The parties agree to keep confidential (except the sharing of information with their attorneys, accountants and professional representatives) any information which may be exchanged in connection with the negotiations or discussion conducted incident hereto.

13. Entire Agreement: This Agreement constitutes the entire Agreement between the parties pertaining to the subject matter hereof, and supersedes any prior agreements, representations and understandings of the parties. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

14. Indemnity. Salus agrees to indemnify, defend and hold Allies harmless on demand from and against any and all claims, suits, damages, losses, liabilities, obligations, debts, deficiencies, liens, actions and expenses, including. reasonable attorney fees and expenses of litigation, caused by or relating to or arising out of any transaction, occurrence, action or omission in connection with the operation of the businesses of Salus prior to, on, and after Closing.

15. Jurisdiction. This Agreement shall be governed by and construed according to the laws of Nebraska.

The parties hereto have executed this Agreement on the day and year first above written.

SALUS:
SALUS – NOVUS, INC., a Nebraska corporation

/s/ Ron Osborne
Ron Osborne, President

OSBORNE:

/s/ Ron Osborne
Ron Osborne

ALLIES:

/s/ Kenneth J. Hagen
Kenneth J. Hagen, President

/s/ Theodore Pysh
Theodore Pysh, Executive Vice President

EXHIBIT "A"

LIST OF CURRENT FINANCIAL OBLIGATIONS
OF SALUS

1.	None

2.

3.

4.

5.